UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 3, 2007

ARADIGM CORPORATION
 (Exact name of Registrant as specified in its charter)

California	0-28402	94-3133088
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way
Hayward, CA 94545
(Address of Principal Executive Offices)

(510) 265-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Norman Halleen was appointed as the principal financial and accounting officer for Aradigm Corporation (the “Company”) effective July 3, 2007 and as its Interim Chief Financial Officer effective July 2, 2007. Mr. Halleen previously served as Aradigm's Vice President, Finance and Chief Financial Officer, and has more than two decades of senior-level financial and management experience, primarily in the healthcare industry.

Mr. Halleen, age 54, served as Senior Vice President of Finance and Chief Financial Officer of InterMune, Inc., a publicly traded biopharmaceutical company, from October 2004 to August 2006. Prior to joining InterMune, Mr. Halleen served as Vice President, Finance and Chief Financial Officer of Syrrx, Inc., a privately held drug discovery company, from April 2001 to June 2003. Prior to Syrrx, Mr. Halleen was the Company’s Vice President, Finance and Chief Financial Officer from December 1999 to April 2001, and previously held the same positions at Collagen Corporation, a publicly traded biomaterials and medical device company, from January 1997 to October 1999. Mr. Halleen has also worked in various financial consulting and executive positions in Hong Kong and the United States, including a ten-year tenure with Syntex Corporation. Mr. Halleen holds an A.B. from Stanford University and an M.B.A. from the Harvard Graduate School of Business

The Company has entered into a consulting agreement with Mr. Halleen that provides for a consulting fee of $22,500 per month and health care insurance that includes medical, dental and vision coverage for the term of the consulting agreement. Total annual compensation for services and health insurance will not exceed $300,000 without further approval.

The consulting agreement is filed as exhibit 10.1 hereto.

Item 9.01 — Financial Statements and Exhibits.

(c)	Exhibit

10.1	Consulting Agreement effective as of July 2, 2007 by and between the Company and Norman Halleen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 10, 2007

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Igor Gonda
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement effective as of July 2, 2007 by and between the Company and Norman Halleen.